Exhibit 99.1

POWERSECURE STRENGTHENS LED BUSINESS WITH

ACQUISITION OF SOLAIS LIGHTING

—Sourcing and manufacturing expertise delivers exceptional value—

—Company to host conference call at 8:30 a.m. ET today—

Wake Forest, N.C. – April 15, 2013 – PowerSecure International, Inc. (Nasdaq: POWR) today announced that it has acquired Solais Lighting, Inc., a private company based in Stamford, CT which has a proprietary portfolio of LED lamps and fixtures for commercial and industrial applications that provide superior light output, thermal management, optics, light quality and aesthetics.

The acquisition strengthens and complements PowerSecure’s existing LED business with additional product lines and an expanded customer base, and adds strong skill sets around product design, product commercialization, manufacturing and materials sourcing.

PowerSecure paid the stockholders of Solais $6.5 million in cash plus 675,160 shares of PowerSecure common stock and assumed approximately $0.2 million in negative working capital for a total transaction value of $15 million. The PowerSecure shares were valued at their volume-weighted average closing sale price (VWAP) as reported on the Nasdaq Global Select Market over the five business days immediately preceding the closing date of April 12, 2013, or $12.22 per share. All outstanding shares of capital stock of Solais were exchanged for the merger consideration.

“The expertise Solais has demonstrated in developing best-in-class innovative technology in parallel with some of the most effective sourcing, procurement and manufacturing in the industry will provide us with catalysts to accelerate the growth and profitability of our LED lighting business,” said Sidney Hinton, chief executive officer of PowerSecure.

“James and the accomplished Solais leadership team bring additional strength to PowerSecure and experience with distributor channel relationships that add to our new ESCO product channel and broaden our product offerings to our direct customers and utility partners,” Hinton added.

PowerSecure expects the transaction to be slightly accretive to revenues and earnings in 2013 (subject to finalization of accounting related to the amortization of intangible assets) and meaningfully accretive in subsequent years.

“There is tremendous synergy between our companies. With this merger, we combine the breadth, strength, innovation and success of PowerSecure with the business of Solais to accelerate our growth in the marketplace and better serve our clients. In addition, we can apply our efficient manufacturing expertise and proprietary technologies to enhance the value of PowerSecure’s overall LED lighting portfolio,” said James Leahy, chief executive officer of Solais.

Conference Call

PowerSecure International, Inc. (Nasdaq: POWR) will host a conference call on Monday, April 15, 2013 at 8:30 a.m. ET to discuss the company’s acquisition of Solais Lighting, Inc.

To access the live webcast, please log on to the investor section of the company’s website at http://www.powersecure.com.

Analysts and institutional investors can also access the call by dialing 888-679-8018 (or 617-213-4845 if dialing internationally) and providing passcode 38138943. If you are unable to participate during the live webcast, a replay of the conference call will be available approximately two hours after the completion of the call through midnight on April 29, 2013. To listen to the replay, dial 888-286-8010 (or 617-801-6888 if dialing internationally), and enter passcode 23703878. In addition, the webcast will be archived on the company’s website at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of Interactive Distributed Generation ® (IDG®), energy efficiency and utility infrastructure. The company is a pioneer in developing IDG® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables. The company’s energy efficiency business develops energy efficient lighting technologies that improve the quality of light, including its proprietary EfficientLights® LED lighting products for grocery, drug and convenience stores, and its SecureLite area light and PowerLite street lights for utilities and municipalities. PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements relating to the projected success of the Solais business and the projected financial results of the acquired Solais business and the effect of the acquisition on the financial results of the company, the outlook for the company’s future revenues, earnings, margins, cash resources and cash flow and other financial and operating information and data; the company’s future business operations, strategies and prospects; the anticipated benefits and future results of the reported transaction; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses and the reported transaction; and statements of assumptions underlying the foregoing.

Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, those risks, uncertainties and other factors identified from time to time in the company’s most recent Annual Report on Form 10-K, as well as in subsequent filings with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact:

John Bluth

PowerSecure International, Inc.

+1 919 453 2103